Exhibit 99.1

NEWS RELEASE	JUNE 30, 2006

NEW CENTURY BANCORP, INC. ANNOUNCES ENTRY INTO UNDERWRITING

AGREEMENT FOR THE SALE OF COMMON STOCK

Dunn, N.C., June 30, 2006 – New Century Bancorp, Inc. (NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, entered into an Underwriting Agreement with Howe Barnes Investments, Inc. and Sandler O’Neill & Partners, L.P. for the sale of 1,000,000 shares of New Century Bancorp, Inc. common stock at a price of $18.50 per share. The net proceeds of the public offering are expected to be approximately $17,260,000.

The Underwriting Agreement grants the underwriters an option, exercisable for a period of 30 days, to purchase up to an additional 150,000 shares of common stock to cover over-allotments, if any.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which has been declared effective.

New Century Bancorp, Inc.’s common stock has been approved for listing on the Nasdaq National Market under the symbol “NCBC.”

New Century Bank has offices in Dunn, NC, Clinton, NC (2), Goldsboro, NC, and Lillington, NC, and New Century Bank South serves Fayetteville through a headquarters and banking office in Fayetteville, NC. The company plans to complete its pending acquisition of Progressive State Bank this summer, adding five additional offices in Hoke, Robeson, and Bladen counties, all in North Carolina.

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www.newcenturybanknc.com

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.